Exhibit 14.1

CAESARS ENTERTAINMENT CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS
(Updated as of November 27, 2017)

This Code of Business Conduct and Ethics (this “Code”) contains general guidelines for conducting the business of Caesars Entertainment Corporation (with its affiliates and subsidiaries, the “Company”) consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and under the rules of the Nasdaq Stock Market.

This Code applies to all of the Company’s directors, officers and employees. The Company’s Chief Executive Officer and President, Chief Operating Officer, Chief Financial Officer, and Chief Accounting Officer, are referred to as "Principal Officers”.

This Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission (the “SEC”), and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	accountability for adherence to the Code.
The Code

In order to achieve the purposes set forth above, the Company has adopted the following principles and policies:

Conflicts of Interest. You must fully disclose to your Policy Contact (as defined below), or do not get a satisfactory response, to the Board of Directors, any situations, including situations involving immediate family members, that reasonably could be expected to give rise to a conflict of interest. A conflict of interest exists when your private interest, or the private interest of one of your family members, interferes, or appears to interfere, in any way with the interests of the Company as a whole. The following are examples of situations (applicable to both you and your family member) that may present a conflict of interest:

•
employment by, service as a director of, or the provision of any services to, a company that is one of the Company’s material customers, suppliers or competitors, or a company whose interests could reasonably be expected to conflict with the Company’s interests;

•	receipt of personal benefits or favors (other than nominal benefits or favors) as a result of your position with the Company;

•	a significant financial interest (ownership or otherwise)1 in any company that is one of the Company’s material customers, suppliers or competitors; and

•
any loan or guarantee of personal obligations from, or any other financial transaction with, any company that is one of the Company’s material customers, suppliers or competitors (other than loans from commercial lending institutions in the ordinary course of business).

Corporate Opportunities. Employees of the Company owe a duty to the Company to advance its legitimate interests when the opportunity so arises. Employees are prohibited from taking (or directing to a third party) a business opportunity discovered through the use of the Company's property, information or position. In general, employees may not use corporate property, information or position for personal gain or compete with the Company (it being understood that ownership of a financial interest in a competitor that is not a significant financial interest, as defined above, does not constitute competing with the Company). Any employee that discovers a business opportunity that is in one of the Company’s lines of business must first present the business opportunity to the General Counsel, or his or her designee (in the case of any other person), before pursuing the activity in his or her individual capacity. If the General Counsel, or his or her designee, as the case may be, waives our right to pursue the opportunity, then you may do so in your individual capacity.

Confidentiality. In the course of the Company's business, directors, officers and employees of the Company may gain confidential information, including non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated.

Competition and Fair Dealing. All directors, officers and employees are obligated to deal fairly with the Company’s customers, suppliers and competitors. The Company’s directors, officers, and employees will not take unfair advantage of any person or entity through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair dealing or practice.
Company Records. Principal Officers should implement policies that will ensure that all Company records are complete, accurate and reliable in all material respects. Company records include, but are not limited to, bookkeeping information, payroll, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business. Directors, officers and employees are responsible for understanding and complying with the Company’s document retention policy. Please refer to the Company’s document retention policy for more information about Company records.

Accuracy of Financial Reports and other Public Communications. Our policy is, when required by rules of the SEC and Nasdaq and federal securities laws, to promptly disclose information that is accurate and complete in all material respects regarding our business, financial condition and results of operations. Materially inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and cause legal liability. Directors, officers and employees should be on guard for, and promptly report, evidence of improper financial reporting.

Each director, officer or employee of the Company, to the extent involved in the Company's disclosure process, including the Principal Officers, is required to be familiar with the Company's disclosure controls and procedures applicable to him or her so that the Company's public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results,
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1Examples of a significant financial interest include (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the director, officer and employee.

financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee of the Company, to the extent involved in the Company's disclosure process, including without limitation, the Principal Officers, must:

•	familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company; and

•
not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

The Principal Officers are responsible for implementing and maintaining an adequate internal control structure and procedures for financial reporting, including without limitation disclosure controls and procedures. All directors, officers and employees of the Company should be on guard for, and promptly report, evidence of improper public reporting.

Company Assets. All directors, officers and employees of the Company should protect the Company's assets employed by or entrusted to them, and ensure their efficient and responsible use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

Compliance with Laws and Regulations. Each director, officer, and employee has an obligation to comply with the laws of the cities, states and countries in which the Company operates. The Company will not tolerate any activity that violates any laws, rules or regulations applicable to it. This includes, without limitation, laws covering the gaming industry, commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.

Compliance with Insider Trading Laws. Directors, officers and employees are strictly prohibited from trading in the Company’s stock or other securities, or the stock or other securities of any other company, while in possession of material, nonpublic information about the Company or the other company. In addition, directors, officers and employees are strictly prohibited from recommending, "tipping" or suggesting that anyone else buy or sell our stock or other securities, or the stock or securities of any other company, on the basis of material, nonpublic information. For more information, please refer to the Company’s securities trading policy and procedures.

Public Communications. The Company’s policy is to provide timely, materially accurate and complete information in response to public requests (media, analysts, etc.), consistent with the Company’s obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. In connection with our public communications, the Company is required, and its policy is, to comply with Regulation FD (which stands for "fair disclosure") under the federal securities laws. For more information, please contact the Law Department. Directors, officers and employees who are authorized to speak to the media must be aware of the requirements of Regulation FD and must make every effort to ensure that the Company’s public disclosures comply with those requirements.

Reporting Violations of the Code and Accountability

The Board of Directors has the authority to interpret this Code in any particular situation. Any director, officer or employee of the Company who becomes aware of any violation of this Code is required to notify his or her "Policy Contact" promptly. "Policy Contact" means (a) for directors and executive officers of the Company, the General Counsel or his or her designee as established from time to time (unless the General Counsel or such designee is the subject of the potential violation, in which case the Policy Contact shall be the Chief Financial Officer), and (b) for other employees of the Company, his or her immediate supervisor or the General Counsel or his or her designee. If any director, officer or employee does not feel comfortable reporting the conduct in question to his or her Policy Contact, or does not get a satisfactory response, he or she may contact any member of the Board of Directors.

Any questions relating to how these policies should be interpreted or applied should be addressed to the General Counsel or his or her designee. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Policy Contact.

Each director, officer or employee of the Company must:

•	notify the appropriate Policy Contact promptly of any existing or potential violation of this Code; and

•	not retaliate against any other director, officer or employee of the Company for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Policy:

•
all Policy Contacts will ensure that the General Counsel or his or her designee is notified promptly of any reports not made to the General Counsel or designee directly. In the case of violations or alleged violations involving the General Counsel or his or her designee, the Chief Financial Officer will take on this role;

•	the General Counsel or his or her designee will take action to investigate any violation reported as he or she determines to be appropriate;

•
the General Counsel shall report each violation and alleged violation involving a director or an executive officer to the Chair of the Audit Committee. In the case of violations or alleged violations involving the General Counsel, the Chief Financial Officer will take on this role. To the extent he or she deems appropriate, the Chair of the Audit Committee may participate in any investigation of a director or executive officer. After the conclusion of an investigation of a director or executive officer, the conclusions shall be reported to the Audit Committee;

•
the Audit Committee may conduct such additional investigation of any matter as it deems necessary. If the Audit Committee determines that a director or executive officer has violated this Code, it will report its determination to the Board of Directors; and

•
in the event a violation of this Code has occurred, the Company will take such disciplinary or preventive action as deemed appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. The Company will protect each director's, officer's and employee's confidentiality to the extent possible consistent with the law and our need to investigate reports. The Company strictly prohibits retaliation against a director, officer or employee who, in good faith, seeks help or reports known or suspected violations.
Waivers of the Code

Each of the Board of Directors (in the case of a violation by a director or executive officer) and the General Counsel or his or her designee (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code. Any waiver for a director or an executive officer shall be disclosed as required by SEC and Nasdaq rules.

Compliance Policy

This Code is not intended to amend or replace the Company's Compliance Policy or any other company codes of conduct and the directors, officers and employees will be required to comply with the terms of this Code, the Compliance Policy and any other Company codes of conduct.

Conclusion
This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. Please contact the Law Department with any questions about these guidelines. Each director, officer and employee is separately responsible for his or her actions. If a director, officer or employee engages in conduct prohibited by the law or this Code, he or she will be deemed to have acted outside the scope of their employment. Such conduct will subject the director, officer or employee to disciplinary action, including possibly termination of employment.

THIS CODE AND THE MATTERS ADDRESSED HEREIN ARE NEITHER A CONTRACT OF EMPLOYMENT NOR A GUARANTEE OF CONTINUING COMPANY POLICY. WE RESERVE THE RIGHT TO AMEND, SUPPLEMENT OR DISCONTINUE THIS CODE AND THE MATTERS ADDRESSED HEREIN, WITHOUT PRIOR NOTICE, AT ANY TIME.